For period ending April 30, 2016


File number 811-22078
	Master Trust

	Prime CNAV
Master

	Fund and
Government

	Master Fund

Exhibit 77I
Terms of New Securities
During the period covered by this report, the registrant filed amendments to its registration statement with the US Securities and Exchange Commission with respect to two new funds that had been established as separate series; the amendments became effective during such period.
The two new series are named Prime CNAV Master Fund and Government
Master Fund. The terms of the new securities are similar to those of the registrant's prior existing series, with the new series having their own separate investment objectives and policies. Further information regarding each of these two new funds is contained in their offering document which is part of the registraint's registration statement. Information regarding each fund may be found in Amendment No. 14 to Master Trust's registration statement on Form N-1A as filed with the US Securities and Exchange Commission on March
28, 2016; SEC Accession No. 0001193125-16-519862.

MASTER TRUST - ANNUAL

MASTER TRUST - ANNUAL